UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 1, 2015

VERITEX HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Texas	001-36682	27-0973566
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8214 Westchester Drive, suite 400

Dallas, Texas 75225

(Address of principal executive offices)

(972) 349-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 1, 2015, Veritex Holdings, Inc., a Texas corporation (“Veritex”), and parent holding company of Veritex Community Bank (“Veritex Bank”), issued a press release announcing the closing of the acquisition of IBT Bancorp, Inc., a Texas corporation (“IBT”), and parent holding company of Independent Bank of Texas, Irving, Texas, effective July 1, 2015.

A copy of the press release is attached hereto as an Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following are filed as exhibits to this Current Report on Form 8-K:

Exhibit
Number	Description of Exhibit

99.1	Press Release issued by Veritex Holdings, Inc., dated July 1, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Veritex Holdings, Inc.
By:	/s/ C. Malcolm Holland, III
C. Malcolm Holland, III
Chairman and Chief Executive Officer
Date: July 1, 2015

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

99.1	Press Release issued by Veritex Holdings, Inc., dated July 1, 2015.